O +1 513 361 1200 F +1 513 361 1201 squiresanders.com Toby D. Merchant T +1 513 361 1229 toby.merchant@squiresanders.com

July 23, 2012

Horizon Technology Finance Corporation

312 Farmington Avenue

Farmington, CT 06032

Re: Registration Statement on Form N-2 (File No. 333-178516)

We have acted as counsel to Horizon Technology Finance Corporation (the “Company”) in connection with the registration statement on Form N-2 (File Number: 333-178516) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated May 7, 2012, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of 1,909,000 shares of common stock of the Company (the “Shares”), which includes 249,000 Shares issued and sold to the underwriters in connection with their option to purchase additional Shares, as described in the Prospectus and a prospectus supplement dated July 18, 2012 (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of July 18, 2012, among the Company, Horizon Technology Finance Management LLC and Wells Fargo Securities, LLC and Stifel, Nicolaus & Company, Incorporated as representatives of the several underwriters named therein, which is being filed as Exhibit (h)(4) to the Company’s Post-Effective Amendment No. 4 (the “Post-Effective Amendment”) to the Registration Statement, to be filed with the Commission on the date hereof.

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

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Squire Sanders (US) LLP	Horizon Technology Finance Corporation

(i)	the Registration Statement;

(ii)	the amended and restated certificate of incorporation of the Company;

(iii)	the bylaws of the Company;

(iv)	the form of certificate of Common Stock;

(v)           a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vi)          the resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Underwriting Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement, certified as of a recent date by an officer of the Company.

With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity of original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons; (ii) the legal power and authority of all persons signing on behalf of the parties to execute and deliver and to perform its obligations under all documents (other than the Company); (iii) there has been no oral or written modification of or amendment to any of the documents submitted to us, by action or omission of the parties or otherwise; (iv) that all certificates issued by public officials have been properly issued and that all public records reviewed or relied upon by us or on our behalf are true and complete; (v) the completeness and accuracy of all corporate records made available to us by the Company; and (vi) that all representations, warranties, statements of fact and information contained in the documents reviewed by us are true and complete.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporate Law of the State of Delaware as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction, including the securities laws of any state, or the Investment Company Act of 1940, as amended. The opinion expressed herein as to enforceability may be subject to the effect of (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or thereafter in effect relating to creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefore may be brought and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

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Squire Sanders (US) LLP	Horizon Technology Finance Corporation

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion letter has been prepared for your use solely in connection with the Registration Statement, Prospectus and Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a post-effective amendment and to the reference to our firm under the caption “Legal Matters” in the Registration Statement, Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Squire Sanders (US) LLP

Squire Sanders (US) LLP

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